Exhibit 99.1

STOCKHOLDERS APPROVE ALL PROPOSALS AT ESP RESOURCES’ ANNUAL MEETING

Authorized Shares Decreased from 1.2B to 350M

SCOTT, LA, August 4, 2011 – ESP Resources, Inc. (OTC Bulletin Board: ESPI) (the “Company” or “ESP Resources”), an oil and gas services company offering analytical services and essential custom-blended oil and gas well chemicals which improve production yields and overall efficiencies, announced that its stockholders have approved all proposals at its Annual Stockholders’ Meeting held on July 29, 2011.

Approximately 56.8 million shares, or 56.9% of total outstanding shares eligible to vote as of the record date of June 3, 2011, were cast by proxy or in person at the meeting.  The following proposals were approved by stockholders:

(i) Election of three (3) members of the Board of Directors to one-year terms;

(ii) The 2011 Stock Option and Incentive Plan;

(iii) Amendment and restatement of the Company’s Bylaws including an amendment to (1) authorize the Board of Directors discretion to set the date of Annual Meetings, (2) authorize the Company to take actions by approval of the holders of a majority of the shares entitled to vote and (3) authorize the Board of Directors to amend the Bylaws;

(iv) Amendment to the Company’s Articles of Incorporation including an amendment to (1) decrease the authorized shares of common stock from 1,200,000,000 shares to 350,000,000 shares and (2) authorize a new class of stock, preferred stock, and that such class shall have 10,000,000 shares of stock authorized at $.001 par value; and

(v) The appointment of MaloneBailey, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

For more details regarding the total number of votes cast for each proposal, please see the Company’s 8-K as filed with the Securities & Exchange Commission on August 4, 2011.

About ESP Resources, Inc.:

ESP Resources, Inc. is a publicly-traded (OTC Bulletin Board:  ESPI.OB) oil and gas services company offering analytical services and essential custom-blended oil and gas well chemicals which improve production yields and overall efficiencies.  Through its wholly owned subsidiary, ESP Petrochemicals, Inc., the Company distributes its product line throughout the oil and gas producing regions of Louisiana, Texas, Mississippi, Alabama, Arkansas and Oklahoma.  The Company also distributes internationally though oil and gas service companies in other prolific oil and gas well regions throughout the world.  The Company's senior management has over 100 years of combined operating experience in the petrochemical industry.  More information is available on the Company’s Website at www.espchem.com.

Legal Notice Regarding Forward-Looking Statements:

This press release contains "forward looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur.  Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company.  It is important to note that actual outcomes and actual results could differ materially from those in such forward-looking statements.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.  In evaluating these statements, you should consider the risks discussed, from time to time, in the reports we file with the U.S. Securities & Exchange Commission.  For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see the Company's Form 10-Ks and 10-Qs on file with the U.S. Securities & Exchange Commission.

Contact:

David Dugas, President
ESP Resources, Inc.
david.dugas@espchem.com
(337) 706-7056